Q3’21 Financial Review January 27, 2021 To Our Stakeholders: We are ushering in a new era for Commvault. The strategic moves we made over the past two years are delivering results. We have simplified how we do business, dramatically improved our execution, and are innovating faster than ever. We have demonstrated a pattern of consistency in recent quarters, and this morning we announced Commvault’s best quarter ever. Our highlights include: • Software and Products Revenue was $88.6 million, an increase of 16% year-over-year, and an all-time record. • Total Revenue was $188M, an increase of 7% year-over-year, also an all-time record. • GAAP EBIT was $2.7 million, and non-GAAP EBIT1 increased 29% year-over-year to $37.3 million, an improvement of over 300 basis points to 19.8%. • GAAP diluted EPS was $0.03, and non-GAAP diluted 1 EPS increased 21% year-over- year to $0.57, another all-time record. • Annual Recurring Revenue (ARR)2 grew 11% to $507 million. I am immensely proud of the team and the progress we have made. Our regions were all strong, including the best-ever top line result for EMEA. We landed multiple seven-figure deals and recorded balanced growth in small and midsized businesses across all geographic regions. We believe that these results are reflective of the renewed momentum we’re generating from our recently segmented go-to-market motion. We also continue to make tremendous strides in our transition from a perpetual to a recurring revenue model. During the quarter: Subscription revenue represented 55% of Software and Products Revenue versus 41% a year ago. In addition, our subscription-based Net Dollar Retention rate ended firmly above 100%, a high point for the fiscal year to date. And Recurring Revenue grew 13% to $140 million, representing 74% of Total Revenue, up from 70% a year ago. I’m also pleased to report that our Metallic software-as-a-service offering has become an integral component of our land and expand strategy. In Q3, nearly 40% of Metallic customers were net new to Commvault. We also saw increased adoption among our existing installed base, more deals involving a multi-product purchase, and increased contributions from our partners. Just yesterday, we announced the expansion of our award-winning Metallic Backup-as-a- Service (BaaS) portfolio to support Salesforce, Microsoft Teams, Oracle and Active Directory workloads. To provide additional flexibility, we also announced Commvault HyperScale X for Metallic, and added capability that now allows customers to use Metallic to protect data in any hybrid environment, whether cloud to cloud, on-premises to cloud, or cloud to appliance. We also extended Metallic’s reach to nine new countries in EMEA, bringing the total to 23 countries worldwide.

Digital transformation changes everything with data Our vision forward is clear. As more organizations accelerate their digital transformations and journeys to the cloud, they are creating multi-generational data sprawl, which only worsens as data grows. Consequently, they are increasingly grappling with massive data fragmentation, inefficiencies, and numerous potential points of failure exacerbated by the rise of ransomware attacks and other business pressures. Organizations of all sizes are exposed and at risk. Rather than adding additional discrete, disparate products that only compound the situation, we believe there is a better way by embracing an integrated set of intelligent data services, delivered through software or via SaaS, to manage the data lifecycle throughout their transformation. We believe Commvault is poised to increase our share of this large, growing, and dynamically shifting market. Built on our 25-year heritage of innovation, we have a best-in-class portfolio of integrated intelligent data services – delivered as software and SaaS – to reduce an organization’s exposure and complexity today. As demonstrated in the third quarter, our go-to- market engine is executing confidently and we believe we have an early-mover advantage, particularly with our Metallic and HyperScale X offerings. As you can see, we are excited about the opportunity ahead. We look forward to sharing more details at our FutureReady Investor Event. Warm regards, Sanjay Mirchandani President & CEO Commvault 1 - All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in our press release. 2 - Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts will be annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365. ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.